Exhibit 99.1
NEWS RELEASE
www.agcocorp.com

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO APPOINTS MATTHEW TSIEN TO ITS BOARD OF DIRECTORS

DULUTH, GA – January 26, 2021 – AGCO, Your Agriculture Company, (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Matthew Tsien to its Board of Directors effective January 22, 2021. “We are delighted to have Matthew join our Board,” said Eric Hansotia, Chairman, President and CEO of AGCO Corporation. “His wealth of knowledge and experience with technology and product development will be invaluable as we continue to evolve AGCO’s smart solutions for our farmer customers. He will provide an important perspective and contribution to our board.”

Mr. Tsien, who is 60, is Executive Vice President, Chief Technology Officer at General Motors (GM) and President of General Motors Ventures. Mr. Tsien joined GM in 1976 and has served in various leadership roles. In his current capacity, he leads GM future technology and has management responsibility for GM Research & Development. Previously, Mr. Tsien served as Executive Vice President and President of GM China where he held P&L responsibility for GM’s operations in China and led a team comprised of 50,000 employees in multiple joint ventures. During his tenure in China, GM achieved unprecedented growth and brought in the technologies that would enable the company’s long-term success in China, especially in electrification and connectivity. Mr. Tsien earned a Bachelor of Science degree in electrical engineering from Kettering University, a Master of Science degree in electrical engineering from Stanford University and a Master of Science degree in management of technology from the Massachusetts Institute of Technology.

About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $9.0 billion in 2019. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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